INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 3, 2025, is between the separate series of the Listed Funds Trust (“Acquiring Trust”), as listed on Schedule A hereto, as may be amended from time to time (“Acquiring Fund(s)”), severally and not jointly, and each separate series of the Touchstone ETF Trust (“Trust”), as listed on Schedule B hereto, as may be amended from time to time (“Acquired Fund(s)”), severally and not jointly. The Acquired Funds and the Acquiring Funds may be referred to herein as the “Funds”.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Teucrium Investment Advisors LLC (“Teucrium”) is the primary investment adviser to each Acquiring Fund;

WHEREAS, no Acquiring Fund is in the same Group of Investment Companies as any Acquired Fund;

WHEREAS, Touchstone Advisors, Inc. (“Touchstone”) is the primary investment adviser to each Acquired Fund, but neither Touchstone nor any person controlling, controlled by, or under common control with Touchstone is the primary investment adviser of any Acquiring Fund;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Sections 12(d)(1)(A), and permits registered investment companies, such as the Acquired Funds, to sell their shares to other registered investment companies, such as the Acquiring Funds, in each case subject to compliance with the conditions of the Rule, including that any Acquired Fund and Acquiring Fund enter into an agreement, such as this Investment Agreement, before the Acquiring Fund purchases or acquires more than 3% of the shares of the Acquired Fund; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule and, as a result, an Acquired Fund may sell its shares to an Acquiring Fund in excess of such limitations;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund[s] in reliance on the Rule.

1.	TERMS OF INVESTMENT

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, each Acquiring Fund and each Acquired Fund agree as follows:

(i)   Material terms regarding an Acquiring Fund’s investment in an Acquired Fund necessary to make the required findings.

(A) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request wholly or partially in kind or in cash, and, when in kind, using any basket of securities, assets and/or other positions as it believes to be in the best interest of the Acquired Fund and its shareholders.

(B) Timing/advance notice of redemptions. The Acquiring Fund represents that --

(I) The Acquiring Fund will not seek to disrupt, or intentionally disrupt, the management of the Acquired Fund in connection with any redemption request.

(II) All acquisitions of shares of the Acquired Fund by the Acquiring Fund will be made for investment purposes and not for control purposes, and to the extent that the Acquiring Fund were required to report its holdings of Acquired Fund shares pursuant to Section 13(d) and/or 13(g) of the Securities Exchange Act of 1934, such holdings would qualify at all times and under all circumstances for reporting on Form 13G under the Act.

(III) On the business day prior to and during any foreign holiday(s) in any countries that represent 10% or more of the weight of the Acquired Fund’s portfolio, based on the Acquired Fund’s most recent website disclosure, the Acquiring Fund will use best efforts to avoid selling in the secondary market and/or redeeming 250,000 Acquired Fund shares or more; and

(IV) The Acquiring Fund will use best efforts to provide 48 hours advance notification of any secondary market sales and/or redemptions involving 250,000 Acquired Fund shares or more.

(C) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist Teucrium with assessing the impact of fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund agrees reasonably promptly to provide the Acquiring Trust with information reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	REPRESENTATIONS AND OBLIGATIONS OF THE ACQUIRED FUNDS.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or 12(d)(1)(C) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to acquired funds (as defined in the Rule); (ii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by Teucrium under the Rule, (iii) comply with its obligations under this Agreement; and (iv) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(c) Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any direct purchase of Creation Units by an Acquiring Fund.

3.	REPRESENTATIONS AND OBLIGATIONS OF THE ACQUIRING FUNDS.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or 12(d)(1)(C) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to acquiring funds (as defined in the Rule); (ii) provide the Acquired Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by Touchstone under the Rule; (iii) comply with its obligations under this Agreement; and (iv) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b) In order to assist Touchstone with making a finding that any undue influence concerns associated with the Acquiring Fund’s investment in the Acquired Fund are reasonably addressed, the Acquiring Fund will provide a list of its affiliates to the Acquired Fund as reasonably requested.

(c) Each Acquiring Fund shall promptly notify an Acquired Fund of any purchase or acquisition of shares in the Acquired Fund that causes the Acquiring Fund to hold 3% or more of the Acquired Fund’s total outstanding voting securities.

4.	LEGAL.

(a) Indemnification (Acquiring Funds). Each Acquiring Fund agrees to hold harmless and indemnify an Acquired Fund, including any of its principals, trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Acquiring Fund of any provision of this Investment Agreement or (ii) a violation or alleged violation by such Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of the Rule or this Agreement.

(b) Indemnification (Acquired Funds). Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquiring Fund, including any of their principals, trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Acquired Fund of any provision of this Investment Agreement or (ii) a violation or alleged violation by such Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of the Rule or this Agreement.

(c) Any liability pursuant to these indemnification provisions shall be several and not joint. In any action involving the parties under this Investment Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

(d) Governing Law. The provisions of this Investment Agreement shall be construed and interpreted in accordance with the laws of the state of Ohio (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

5.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	With a copy to:
Chad Fickett c/o Listed Funds Trust 615 E. Michigan Street Milwaukee, WI 53202 Fax: Email: chad.fickeett@usbank.com	[Name] Attn: Legal Dept. [Address] [City, State, Zip] Fax: Email:

If to the Acquired Fund:	With a copy to:
Touchstone Advisors Attn: Sales Operations 383 Broadway, Suite 1100 Cincinnati, OH 45202 Email: salesoperations@touchstonefunds.com	Touchstone Advisors Attn: Fund Administration 383 Broadway, Suite 1100 Cincinnati, OH 45202 Email: tsfundadmin@touchstonefunds.com

6.	TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a) This Agreement shall be effective for the duration of each of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 30 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund, unless such purchases render it in compliance with Section 12(d)(1)(A) of the 1940 Act.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party. Thus, in the event that the Acquiring Trust desires to add an additional series as an “Acquiring Fund” under this Agreement, it shall so notify the Trust in writing, and subject to the Trust’s written acceptance of such addition, the additional series shall be added to Schedule A by written amendment prior to any investment. Similarly, in the event an Acquiring Fund wishes to (i) invest in a series of the Trust that is in existence as of the date of this Agreement but is not listed on Schedule B or (ii) invest in a series of the Trust created after the date of this Agreement, the parties agree that, upon confirmation by the Trust that the series is eligible for investment by Acquiring Funds, such series shall be added to Schedule B by written amendment prior to any investment by the Acquiring Fund.

(e) In any action under this Agreement involving any Fund, each Fund agrees to look solely to the individual Fund that is involved in the matter in controversy and not to any other Fund or investment company.

7.	EXECUTION

The parties each acknowledge and agree that --

(a) Under Rule 12d1-4(b)(2)(i)(B), prior to the initial acquisition of an Acquired Fund’s shares in excess of the limits in Section 12(d)(1)(A)(i), Touchstone must find that any concerns regarding undue influence arising from the Acquiring Fund’s investment in the Acquired Fund are reasonably addressed, considering, at a minimum, the scale of contemplated investments by the Acquiring Fund and any maximum investment limits, the anticipated timing of redemption requests by the Acquiring Fund, whether and under what circumstances the Acquiring Fund will provide advance notification of investments and redemptions, and the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any such redemptions in kind;

(b) Under Rule 12d1-4(b)(2)(i)(A), prior to the initial acquisition of an Acquired Fund’s shares in excess of the limits in Section 12(d)(1)(A)(i), Teucrium must evaluate the complexity of the structure and fees and expenses arising from the investment in the Acquired Fund and find that the Acquiring Fund’s fees and expenses do not duplicate the fees and expenses of the Acquired Fund; and

(c) Execution of this Agreement by each party’s adviser shall signify and represent fulfillment by it of its evaluation and finding obligations under the Rule, including as recited in this Section 7.

(d) This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Yields For You Strategy A ETF Yields For You Strategy A ETF Relative Strength Managed Volatility Strategy ETF	Touchstone Ultra Short Income ETF

/s/ Chad E. Fickett	/s/ E. Blake Moore Jr.
Name: Chad E. Fickett	Name: E. Blake Moore Jr.
Title: Secretary	Title: CEO

Teucrium Investment Advisors, LLC, solely for purposes of Section 7	Touchstone Investment Advisors, Inc., solely for purposes of Section 7

/s/ Springer Harris	/s/ Timothy D. Paulin
Name: Springer Harris	Name: Timothy D. Paulin
Title: COO, Teucrium	Title: Senior VP

SCHEDULE A

List of Acquiring Funds to Which this Agreement Applies

Yields for You Strategy A ETF

Yields for You Strategy B ETF

Relative Strength Managed Volatility Strategy ETF

SCHEDULE B

List of Acquired Funds to Which this Agreement Applies

Touchstone Ultra Short Income ETF